As filed with the Securities and Exchange Commission on August 18, 2015
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PG&E CORPORATION

(Exact name of registrant as specified in its charter)

California	94-3234914
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

77 Beale Street
P.O. Box 770000
San Francisco, California 94177
(Address of principal executive offices) (zip code)

PG&E CORPORATION RETIREMENT SAVINGS PLAN AND THE PG&E CORPORATION
RETIREMENT SAVINGS PLAN FOR UNION-REPRESENTED EMPLOYEES
(Full title of the Plan)

Hyun Park
Senior Vice President and General Counsel
PG&E Corporation
77 Beale Street
P.O. Box 770000
San Francisco, California 94177
(Name and address of agent for service)

Telephone number, including area code, of agent for service:(415) 973-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one.)

☒ Large accelerated filer	☐Accelerated Filer
☐ Non-accelerated filer	☐Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value	40,000,000	$52.59	$2,103,600,000.00	$244,438.32

(1) The registration fee was calculated pursuant to Rules 457(h)(1) and 457(c) of the Securities Act of 1933, on the basis of the average of the high and low prices of the registrant’s common stock on August 11, 2015, as reported on the New York Stock Exchange.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

PART I

Information required by Items 1 and 2 of Part I of Form S-8 is not required to be filed as part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

•	the Annual Report on Form 10-K of PG&E Corporation (the "Registrant") for the year ended December 31, 2014 (File No. 1-12609);

•	the latest Annual Report on Form 11-K for the PG&E Corporation Retirement Savings Plan and the PG&E Corporation Retirement Savings Plan for Union-Represented Employees (File No. 1-12609);

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 (File No. 1-12609);

•	the Registrant’s Current Reports on Form 8-K filed on January 7, 2015; February 23 and February 27, 2015; March 16, 2015; April 10, 2015; May 6, May 22 and May 26, 2015; June 12, 2015 (two reports), July 14, 2015; and August 10, 2015; and

•	the description of the Registrant's common stock in PG&E Corporation’s registration statement on Form 8-B dated December 23, 1996, including any amendment or report filed for the purpose of updating such description (File No. 1-12609).

All other documents filed by the Registrant or by the PG&E Corporation Retirement Savings Plan and the PG&E Corporation Retirement Savings Plan for Union-Represented Employees after the date of this registration statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates all securities offered have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents (other than information furnished, and not filed, pursuant to Items 2.02 or 7.01 in any Form 8-K filing or any future item that permits the Registrant to furnish, rather than file, information).

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Doreen Ludemann, Corporate Counsel, has provided an opinion regarding the legality of the Registrant’s common stock.  Ms. Ludemann is employed by Pacific Gas and Electric Company (“Utility”) and is counsel to PG&E Corporation.  She and other members of the Utility’s Law Department who participated in consideration of legal matters related to the common stock, together with members of their respective families, own in the aggregate approximately 490 shares of the Registrant’s common stock.

Item 6.	Indemnification of Officers and Directors.

The Registrant is a California corporation.  Section 317 of the California Corporations Code provides for indemnification of a corporation’s directors and officers under certain circumstances.  The Registrant’s articles of incorporation authorize the Registrant to provide indemnification of any person who is or was a director, officer, employee or other agent of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of the predecessor corporation through its bylaws, resolutions of the Registrant’s board of directors, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.  The Registrant’s articles of incorporation also eliminate the liability of its directors to the fullest extent permissible by California law. The Registrant’s Board of Directors has adopted a resolution regarding the Registrant’s policy of indemnification, and the Registrant maintains insurance that insures directors and officers of the Registrant against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

In addition to the exhibits listed below, the Registrant will submit or has submitted the PG&E Corporation Retirement Savings Plan and the PG&E Corporation Retirement Savings Plan for Union-Represented Employees and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plans.

5.1	Opinion of Doreen Ludemann, Corporate Counsel, Pacific Gas and Electric Company
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Morris Davis Chan & Tan LLP
23.3	Consent of Doreen Ludemann (included in Exhibit 5.1)
24.1	Powers of Attorney
24.2	Resolution of the Board of Directors authorizing the execution of this Registration Statement

Item 9.	Undertakings

(a)  The undersigned Registrant and the Plans hereby undertake:

(1)            To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)            That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant and the Plans hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of any employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 18th day of August, 2015.

PG&E CORPORATION

By	* ANTHONY F. EARLEY, JR

Chairman of the Board, Chief Executive Officer, and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

*ANTHONY F. EARLEY, JR.	Chairman of the Board, Chief Executive Officer, and President (Principal Executive Officer)	August 18, 2015
Anthony F. Earley, Jr.

*KENT M. HARVEY	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 18, 2015
Kent M. Harvey

*DINYAR B. MISTRY	Vice President and Controller (Principal Accounting Officer)	August 18, 2015
Dinyar B. Mistry

*LEWIS CHEW	Director	August 18, 2015
Lewis Chew

*FRED J. FOWLER	Director	August 18, 2015
Fred J. Fowler

*MARYELLEN C. HERRINGER	Director	August 18, 2015
Maryellen C. Herringer

*RICHARD C. KELLY	Director	August 18, 2015
Richard C. Kelly

*ROGER H. KIMMEL	Director	August 18, 2015
Roger H. Kimmel

*RICHARD A. MESERVE	Director	August 18, 2015
Richard A. Meserve

*FORREST E. MILLER	Director	August 18, 2015
Forrest E. Miller

*ROSENDO G. PARRA	Director	August 18, 2015
Rosendo G. Parra

*BARBARA L. RAMBO	Director	August 18, 2015
Barbara L. Rambo

*ANNE SHEN SMITH	Director	August 18, 2015
Anne Shen Smith

*BARRY LAWSON WILLIAMS	Director	August 18, 2015
Barry Lawson Williams

*By:	HYUN PARK
HYUN PARK, Attorney-in-Fact

The Plans.  Pursuant to the requirements of the Securities Act of 1933, the administrator of the Plans listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 18th day of August, 2015.

PG&E CORPORATION RETIREMENT SAVINGS PLAN
AND PG&E CORPORATION RETIREMENT SAVINGS PLAN FOR UNION-REPRESENTED EMPLOYEES

By	KENT M. HARVEY
Kent M. Harvey
Chairman, Employee Benefit Committee

EXHIBIT INDEX

5.1	Opinion of Doreen Ludemann, Corporate Counsel, Pacific Gas and Electric Company
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Morris Davis Chan & Tan LLP
23.3	Consent of Doreen Ludemann (included in Exhibit 5.1)
24.1	Powers of Attorney
24.2	Resolution of the Board of Directors authorizing the execution of this Registration Statement